Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2021, Sidus Space, Inc. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) Class A common stock, $0.0001 par value per share (“Class A Common Stock”).

Unless the context otherwise requires, all references to “we”, “us”, the “Company”, or “Sidus Space” in this Exhibit 4.1 refer to Sidus Space, Inc.

DESCRIPTION OF CAPITAL STOCK

The following description of our securities is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the annual report on Form 10-K of which this Exhibit 4.1 is a part.

Authorized Capitalization

Our authorized capital stock consists of 115,000,000 shares, consisting of 100,000,000 shares of Class A common stock, par value $0.0001 per share, 10,000,000 shares of Class B common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

As of March 31, 2022, there were 3,200,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and no shares of preferred stock issued and outstanding.

Transfer Agent and Registrar. The transfer agent for our Class A Common Stock is ClearTrust, LLC.

Listing. Our Class A Common Stock is traded on the Nasdaq Capital Market under the symbol “SIDU.”

Class A Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A common stock are entitled to share equally, identically, and ratably, on a per share basis, with respect to any dividend or distribution of cash or property paid or distributed by us if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. The holders of our Class A common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our certificate of incorporation. Delaware law could require holders of our Class A common stock to vote separately as a single class if (i) we were to seek to amend our certificate of incorporation to increase or decrease the aggregate number of authorized shares of such class or to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; or (ii) we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our certificate of incorporation does not provide for cumulative voting for the election of directors.

The dual-class structure of our common stock as contained in our amended and restated certificate of incorporation has the effect of concentrating voting control with those stockholders who held our capital stock prior to this offering, including our directors, executive officers and their respective affiliates. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring stockholder approval, and that may adversely affect the trading price of our Class A common stock.

Change of Control Transactions

The holders of Class A common stock will be treated equally, identically and ratably, on a per share basis, on (a) the sale, lease, exclusive license, exchange, or other disposition of all or substantially all of our property and assets, (b) the merger, consolidation, business combination, or other similar transaction with any other entity, which results in the voting securities outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) less than fifty percent of the total voting power represented by our voting securities and less than fifty percent of our total number of outstanding shares of capital stock, in each case as outstanding immediately after such merger, consolidation, business combination or other similar transaction, and (c) a recapitalization, liquidation, dissolution, or other similar transaction which results in the voting securities outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) less than fifty percent of the total voting power represented by our voting securities and less than fifty percent of our total number of outstanding shares of capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction.

Subdivisions and Combinations

If we subdivide or combine in any manner outstanding shares of Class A common stock, the outstanding shares of the other classes will be subdivided or combined in the same manner.

No Preemptive or Similar Rights

Our Class A common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

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